Exhibit 99.1


Contact: Compu-DAWN, Inc.
         Mark Honigsfeld (516) 374-6700 Ext. 601

         LocalNet Communications, Inc.
         Chris Liston (904) 680-6680 Ext. 5183

             COMPU-DAWN, INC. ENTERS INTERNET E-COMMERCE BUSINESS BY
        ACQUIRING THE OPERATING ASSETS OF LOCALNET COMMUNICATIONS, INC.,
                A PRIVATELY HELD $10 MILLION INTERNET, E-COMMERCE
                      AND TELECOMMUNICATIONS SALES COMPANY.

           TED TURNER IV, CO-FOUNDER OF LOCALNET COMMUNICATIONS, INC.
                HAS JOINED COMPU-DAWN AND HAS ASSUMED THE ROLE AS
                              CHAIRMAN OF THE BOARD

CEDARHURST, NY - January 11, 1999 - Compu-DAWN, Inc. (NASDAQ:CODI) announced today that its newly formed wholly owned subsidiary, e.TV Commerce, Inc. ("e.TV") has acquired the operating assets of LocalNet Communications, Inc. of Jacksonville, Florida ("LocalNet"), an internet, e-commerce and telecommunications sales company.

LocalNet Business
-----------------
LocalNet began operations in July 1997. LocalNet is in the internet, e-commerce and telecommunications business. LocalNet markets and sells its products and services primarily using a person to person sales approach with the services of commissioned sales representatives in a multi-level network marketing organization.  In the last 12 months of  operations  (January  through  December
1998) LocalNet had gross sales of approximately $10 million (on an unaudited basis). Key services and products of LocalNet include:

(i) interactive advanced digital TV set top boxes which enables the consumer to access the internet through the consumer's TV set over a standard telephone line, conduct electronic commerce through LocalNet's own e-commerce shopping mall (www.localnetshop.com), access a variety of different software applications through its network computing capability, and (ii) local and long distance telephone service.

LocalNet has approximately 18,000 independent sales representatives in their distribution network and to date has sold and installed in excess of 4,000 TV set top boxes. Indirectly, LocalNet acts as an internet service provider (ISP) through companies such as Earthlink (NASDAQ: ELNK). LocalNet also provides long distance and international calling services that currently account for more than 100,000 billing telephone numbers. Additionally, LocalNet has partnered with a number


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of other companies in the telecommunications  field for various products such as
Sprint PCS phones (NYSE:FON) and competitive local exchange carriers such as e.spire (NASDAQ:ESPI) and others for non PC based internet telephony products.

LocalNet believes it has one of the first consumer TV set top boxes to also provide network computer capability in which the user does not need to purchase a computer and software. Rather, LocalNet houses the software at it's corporate server farm utilizing Citrix's (NASDAQ:CTRX) Winframe middleware and provides a time share environment to the end user in which customers pay a monthly fee to access the LocalNet "Broadcast Network."

LocalNet introduced the TV set top box to its sales force in April of 1998. More recently LocalNet unveiled an online shopping mall that boasts many popular tenants and began shipping the upgraded network computer versions of its TV set top box. Amazon.com (NASDAQ:AMZN), Office Max (NYSE:OMX), Barnes & Noble (NYSE:BKS), K-Tel Records (NASDAQ:KTEL), etoys, JCrew, Super Fashionmall, and Publishers Clearing House are some of the tenants currently in the LocalNet internet mall. Additional tenants to Localnetshop.com are being pursued continuously.

Independent market research indicates that annual e-commerce sales to the retail market is expected to grow from $7.1 billion in 1998 to $41.1 billion in 2002. Furthermore, the research indicates that by the year 2002, appliances such as TV set top boxes are expected to account for 43% of e- commerce capable device sales and will eventually replace the PC as the principal means to e- commerce and substitute the living room for the home office as the home shopping center making e-commerce a more recreational and convenient experience for people of all ages and income levels.

e.TV Management
---------------
Ted Turner IV, Chairman of the Board and co-founder of LocalNet, has assumed the role of Chairman for Compu-DAWN and e.TV. Mr. Turner has held various management positions at subsidiaries of Turner Broadcasting Systems and CNN, now divisions of Time Warner (NYSE:TWX). Rudy Theale, President and co-founder of LocalNet, has agreed to serve as President of e.TV and as Executive Vice President of Compu-DAWN. Mr. Theale previously was President and founder of Smartphone America, a retailer of pre-paid cellular phones. Mark Honigsfeld, current Chairman of the Board and Chief Executive Officer of Compu-DAWN, has assumed the position of Chief Executive Officer for e.TV and will continue as Chief Executive Officer and President of Compu-DAWN. Louis Libin, Chief Technology Officer of Compu-DAWN, will continue as Chief Technology Officer of Compu-DAWN and also serve as Senior Executive Vice President for both companies. Messrs. Turner, Honigsfeld, Theale and Libin have agreed to enter into new 3-year employment agreements and to be Directors of both entities. Compu-DAWN has agreed to increase its board to 7 directors with 3 directors to be nominated by each of Compu-DAWN, and by Mr. Turner and Mr. Theale, and 1 director to be nominated by both groups.

Stock options to acquire approximately 1.6 million shares of common stock in Compu-DAWN have been issued to various individuals and consultants who have joined the new management team. All such stock options were issued at market price pursuant to Compu-DAWN's 1996 Stock Option Plan, ($5.8125), and are generally exercisable over a vesting period of 3 years. Furthermore, subject


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to shareholder  approval,  if required by regulatory bodies, are an additional 2 million performance shares that may be issued among a group of people including Ted Turner IV, Rudy Theale, Mark Honigsfeld, Louis Libin and other management employees of e.TV. The performance shares would be issued based on an income formula of earnings before income taxes (EBT) at a rate of 1 common share issued for each $5.00 of EBT, up to a maximum aggregate of 2 million shares for $10,000,000 of EBT over the 3 year period beginning January 1, 1999 and ending December 31, 2001, accounting for any losses.

Mark Honigsfeld, CEO of Compu-DAWN said "We are extremely excited about this transaction with LocalNet and the creation of e.tv. Compu-DAWN has now procured an effective way to apply its many valuable resources to an e-commerce business. Compu-DAWN's management believes that LocalNet has been and now e.tv is involved in one of the most progressive and exciting technology marketplaces, the internet, and has also created a marketing program with a sizeable sales organization that can bring technology to market, very quickly, and at reasonable costs. This approach includes thin client/server technology for consumers, utilizing interactive advanced digital TV set top boxes with ordinary TV sets and a regular telephone line to access the internet. Our ability to provide users with centralized management and systems administration is very similar to the AOL (NYSE:AOL) model, but without the costs and complexities associated with owning and/or operating PC's and PC networks. A recent article in Wired News (www.wired.com) stated that "watching TV seems to be increasingly uncool for young Americans, according to a survey by Nielsen media Research, and computers may be the reason why. Prime-time viewing among adults 18-34, one of the demographics most prized by networks and advertisers, fell 6 percent on a season- to-date average compared with the same period last year." Asked for an explanation, one TV ad exec said "These are people that eat, sleep, and drink computers and the Internet." e.TV's vision is to capture a big part of the potential that the e-commerce marketplace provides through the much larger TV viewing audience. e.TV will use the entertainment center as our paradigm for sending e-mail, surfing the web, playing games, shopping on-line, and to a host of many other applications through a thin/client platform. All this to the consumer at a fraction of the cost and without the challenges associated with the use of traditional PC computers."

Ted Turner IV said "Attaching multi-level network marketing to a user friendly technology for the information superhighway with our TV set top box, is what it takes to build e.TV's business to new heights. Not only are TV's abundant in living rooms and family rooms, but they also occupy 63% of master bedrooms and 64% of teenage children's rooms. In addition, 24% of households have a TV in their kitchens and 28% in their dens or home offices. With Compu-DAWN's ownership and commitment we now have the ability to dramatically expand LocalNet's prior efforts. Compu- DAWN provides valuable expertise in technology, management, capital and many other very important resources."

Rudy Theale said "At the beginning of 1998, less than 25% of U.S. households had PC access to the internet from home or work. Many believe that the reasons is because most people don't have the financial resources to spend thousands of dollars for a multimedia computer and most often lack the skills and understanding needed to work with a computer or access and use the internet. We have made significant progress towards bringing the average consumer onto the information


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superhighway  through a TV set top box  environment.  Statistics have shown that the median age for the head of an on-line household is 40.8, slightly younger than the national average. On-line penetration is highest in the youngest segments, with 38% of those under 30 on-line. The 30 to 50 year old segment is about 30% penetrated, while only 6% of those over 65 are on-line. With the use of a TV set top box, everyone can feel comfortable sending e-mail, accessing the web, word processing, playing games and using software applications and conducting e-commerce from their sofa. These activities are primarily what the majority of existing household PC owners use PC's for anyway. Our vision is to own a piece of the family room and to turn e-commerce into a daily event for everyone. We expect to accomplish our marketing goals through "relationship selling." Imagine from the comfort of your living room, or den, being able to watch your favorite TV program or sports event while simultaneously, on the same TV screen, surfing the internet."

Marketing
---------
Management believes that the most effective way to reach a growing consumer audience interested in internet and telephony technology is through relationship selling, of which multi-level network marketing is the most commonly seen example. Network marketing, involves using independent sales representatives to sell products and services, paying the sales representative a commission on their sales and encouraging the sales representative to recruit additional sales representatives. The sales representative typically sells and recruits among the people they interact with regularly, thus the term "relationship selling". Much of the consumer long distance telephone business as is known today was created through this kind of marketing. MCI/Worldcom (NASDAQ:WCOM) Friends and Family program is often regarded as the original telecom application of the relationship selling concept. Almost every residential long distance and interexchange carrier (IXC) has used some variation on this method of distribution. Excel Communications Inc., recently acquired by Teleglobe (NYSE:TGO) is an example of such a company which has built a $2 billion residential long distance business and IXC using network marketing. Other well known companies in the network marketing business promoting various types of products are Nu-Skin (NYSE:NUS), Rexall Sundown, Inc. (NASDAQ:RXSD), Pre-Paid Legal Services, Inc. (ASE:PPD) and Amway Corp. (NYSE: AAP and AJL).

Terms of The Acquisition
------------------------
The  acquisition  of  the  operating   assets  of  LocalNet  by  Compu-DAWN  was
effectuated in connection with the partial satisfaction of a $1.8 million secured loan previously made to LocalNet by Compu- DAWN.

Related to this transaction, subject to review by our auditors, Compu-DAWN expects to (i) set up certain reserves of approximately $1.5 million as a charge against 1998 earnings, (ii) book a purchase of assets approximating $250,000 and
(iii) book the purchase of good will approximating $1.5 million. As of the effective date of this transaction, Compu-DAWN expects to remain with approximately $5 million in assets, $4.5 million in cash and virtually no long-term debt.






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Other Transactions
------------------
Compu-DAWN has also agreed to issue approximately 250,000 shares of Compu-DAWN's Common Stock to certain business entities in order to establish ongoing business relationships with key suppliers for the new entity, e.TV.

Additional information about the business of LocalNet can be obtained by viewing their website at www.localnetcom.com.

Compu-DAWN, Inc. continues to operate its business in the public safety software marketplace.

Forward Looking Statements
--------------------------
Certain information contained in this announcement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. Compu-DAWN cautions readers that certain important factors may affect Compu-DAWN's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Compu-DAWN. For this purpose, any statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect Compu-DAWN's results include, but are not limited to, the risks and uncertainties associated with multi-level network marketing, the internet and internet related technology and products, new technology developments, developments and regulation in the telecommunications industry, the risk of loss of management and personnel, the competitive environment within the internet and telecommunications industries industry, the competence required and experience of management and economic conditions. Compu-DAWN is also subject to other risks detailed herein or detailed from time to time in Compu-DAWN's SEC filings.





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